                                                                   EXHIBIT 10.12

Ets. Brancher S.A.                                            Lennox Global Ltd.
11, rue d'Alsace-Lorraine                                   2100 Lake Park Blvd.
69500 Bron, France                                Richardson, Texas 75080 U.S.A.



This is the First Amendment to the Amended and Restated Venture Agreement (the "Amendment") entered into by and between Lennox Global Ltd. and Lennox International Inc. (collectively referred to as "Lennox") and Ets. Brancher S.A. and its subsidiary, Fibel S.A. (collectively referred to as "Brancher") (Lennox and Brancher collectively referred to as "Shareholders"), dated 11 October 1997 (the "Prior Agreement").

The effective date of the Amendment is 27 December 1997.

This Amendment is to amend and modify the Prior Agreement as set forth below:

1. In the Prior Agreement, the Shareholders agreed to sell the assets of Lennox Industries ("Lennox UK") to HCF Lennox S.A., a subsidiary of Brancher ("HCF"), on or about 31 December 1997, for a purchase price of Thirty Million French Francs (30,000,000Ffs) and subject to the condition that Lennox UK will have a net book value of at least Thirty Million French Francs (30,000,000Ffs) at the time of the transfer.

2. The Shareholders have agreed to further modify the Prior Agreement as follows:

     a. the purchase price for Lennox UK is agreed to be Twenty-Five Million, Ten Thousand, Eight Hundred and Eighty Eight French Francs (25,010,888Ffs) which will be paid to Lennox as agreed by the parties to be completed no later than 1 May 1998;

     b. the Shareholders have further agreed that the transfer will be to Brancher rather than HCF;

     c. with respect to the tax loss carried forward of Lennox UK, the Shareholders further agree as follows:

          (i) no portion of the losses, expenses or deductions incurred by Lennox UK prior to 1 January 1998 shall be used to offset income for non-U.S. foreign tax purposes for any entity or person other than Lennox UK, under the laws of any country other than the U.S. at any time after 1 January 1998;

          (ii) Brancher agrees that the agreements set out above in subparagraph 2.c(i) shall remain in effect until the year 2010 and that it will supply Lennox, or any third party, any documentation requested by Lennox to substantiate the terms of this Amendment;

          (iii) Brancher further agrees that the failure of Brancher to comply with the terms of the agreements set out above in subparagraph 2.c(i) may result in substantial damage, and Brancher agrees to indemnify or otherwise provide any remedies available under the applicable law to any party damaged as a result of this noncompliance.

3. The Shareholders agree that all remaining terms of the Prior Agreement shall remain in full force and effect as written.

Lennox and Brancher agree to act and vote as Shareholders of Ets. Brancher S.A. consistent with the terms of this Amendment and the Prior Agreement.


Ets. Brancher S.A.                               Lennox Global Ltd.

By:/s/ Jean-Jacques Brancher                     By:/s/ Clyde Wyant
   -------------------------                        ----------------------------

Title: President                                 Title: Executive Vice President
      ----------------------                           -------------------------